Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF INCORPORATION

OF

VISA INC.

Visa Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:        The name of the Corporation is Visa Inc.

SECOND:        On January 28, 2015, the Corporation filed with the Secretary of State of the State of Delaware its Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which instrument requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

THIRD:        The inaccuracy or defect of the Certificate of Incorporation to be corrected hereby is that Section 4.11 of Article IV thereof inadvertently omitted a reference to the Applicable Conversion Rate in describing the conversion of Class A Common Stock to Class C Common Stock.

FOURTH:        The Certificate of Incorporation is hereby corrected such that the first sentence of Section 4.11 of Article IV shall read in its entirety as follows:

“In the event that, at any time after March 25, 2008, any Visa Member or Similar Person shall acquire any shares of Class A Common Stock, each such share shall, automatically and without further action on the part of the Corporation or any holder of Class A Common Stock, be converted into shares of Class C Common Stock based upon the inverse of the Applicable Conversion Rate in effect for shares of Class C Common Stock on the date of such conversion; provided, however, that the provisions of this Section 4.11 and such automatic conversion shall not apply with respect to any shares of Class A Common Stock acquired by a Visa Member other than shares of Class A Common Stock acquired by such Visa Member for its own account as a principal investor or for the account of an Affiliate of such Visa Member that is acting as a principal investor.”

FIFTH:        All other provisions of the Certificate of Incorporation remain unchanged.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be executed by its duly authorized officer on this 27th day of February, 2015.

VISA INC.

By:	/s/	Kelly Mahon Tullier
Name:		Kelly Mahon Tullier
Title:		Corporate Secretary